Exhibit 99.1

2345 Harris Way
San Jose, CA, USA
Tel: 408-954-8333 Fax: 408-954-0623

TELEVIDEO FILES VOLUNTARY CHAPTER 11 BUSINESS REORGANIZATION CASE

San Jose, CA - March 14, 2006 - TeleVideo, Inc. (OTC BB:TELV.PK), announced that it filed a voluntary petition for business reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. TeleVideo’s management will continue to operate its business as a debtor-in-possession.

During this reorganization, Televideo will continue to provide service to its customers, and its products will still be available through the existing channels of Televideo authorized distributors and resellers. “We want to assure all of our customers that this reorganization in no way changes our day-to-day operations. We have sufficient product available to meet our customers’ existing and anticipated future requirements,” said Carmino Rosa, Chief Operating Officer of TeleVideo, Inc. “We look forward to continuing to support our customers with our high quality products and service.”

About Televideo.

A pioneering Silicon Valley company, TeleVideo, Inc. began in 1975 as the innovator and market leader of smart text terminals. TeleVideo established itself as a leading supplier in the video display terminal industry. The Company pioneered a new generation of computer terminals with the introduction of its first “smart” terminals, based on the Intel microprocessor, at a time when dumb terminals were the industry standard. Televideo still holds a number of proprietary terminal emulations, including the TV910 and TV955, which have been industry standards for more than 15 years and even now are used in millions of terminals worldwide.

TeleVideo markets its products worldwide primarily through distributors, value-added resellers, systems integrators, and original equipment manufacturers. Designed for corporate and vertical IT professionals and end users, TeleVideo’s family of products allows for more secure, manageable and cost-effective network computing in healthcare, business, government and more. For more information, please visit www.televideo.com .